EXHIBIT 4.1

                                SECOND AMENDMENT
                 11% SUBORDINATED DEBENTURE DUE JANUARY 30, 1999
                                NOVEMBER 2, 1999


Item number two: TERM AND PRINCIPAL PAYMENTS is hereby amended to state the following:

The principal of this Debenture is due and payable:

January 31, 2001                                     $306,617

Interest shall continue to accrue on the unpaid balance at the rate of 11% per annum, payable on the first day of each month.


Tanner's Restaurant Group, Inc.


/s/ Clyde E. Culp, III
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Clyde E. Culp
Chief Executive Officer


Accepted:

/s/ Ralph C. DiIorio
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Ralph C. DiIorio